Exhibit 99.1

CIT Declares Dividends

NEW YORK -- CIT Group Inc. (NYSE: CIT) today announced that its board of directors has declared a quarterly cash dividend of $0.16 per common share on its outstanding common stock. The common stock dividend is payable on Nov. 24, 2017 to common shareholders of record as of Nov. 10, 2017.

The CIT Board also declared the semi-annual dividend on the Series A preferred stock of $30.29 per share payable on Dec. 15, 2017 to preferred stockholders of record as of Nov. 30, 2017.

About CIT
Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $50 billion in assets as of June 30, 2017. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. For more information visit cit.com.

Contacts

CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
Gina Proia	Barbara Callahan
212-771-6008	973-740-5058
Gina.Proia@cit.com	Barbara.Callahan@cit.com